Registration Statement No. 333-285508

Filed Pursuant to Rule 433

CAPPED LEVERAGED INDEX RETURN NOTES® (CAPPED LIRNs®)

Capped Leveraged Index Return Notes® Linked to an International Basket of Three ETFs and One Index
Issuer	Bank of Montreal (“BMO”). References on this page to “we,” “us” or “our” mean BMO.
Principal Amount	$10.00 per unit
Term	Approximately 2.5 years
Market Measure	An unequally weighted basket (the “Basket”) comprised of the MSCI Emerging Markets IndexSM (Bloomberg symbol: “MXEF”) (the “Index”) (initial weight: 60.00%), the KraneShares CSI China Internet ETF ( Bloomberg symbol: “KWEB”) (initial weight: 17.50%), the iShares® MSCI Brazil ETF ( Bloomberg symbol: “EWZ”) (initial weight: 15.50%) and the iShares® MSCI Mexico ETF ( Bloomberg symbol: “EWW”) (initial weight: 7.00%) (the “Underlying Funds,” and each of the Index and the Underlying Funds a “Basket Component”)
Payout Profile at Maturity	• 1.5-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value • 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Threshold Value	100% of the Starting Value
Capped Value	[$13.80 to $14.20] per unit, a return of [38.00% to 42.00%] over the principal amount, to be determined on the pricing date
Participation Rate	150%
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/927971/000121465925014710/i103250424b2.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	The notes do not pay interest, and any return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
•	Any positive return on your investment is limited to the return represented by the Capped Value and may be less than a comparable investment directly in shares of the Underlying Funds or the securities included in or held by the Basket Components.
•	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.
•	The initial estimated value of the notes on the pricing date, based on our proprietary pricing models, will be less than the public offering price because costs associated with offering, structuring and hedging the notes are included in the public offering price, but are not included in the initial estimated value.
•	To determine the terms of the notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.
•	The initial estimated value of the notes is not an indication of the price, if any, at which we, BofAS or any of our respective affiliates or any other person may be willing to buy the notes from you in the secondary market (if any).
•	A trading market is not expected to develop for the notes.
•	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of the Underlying Funds or the securities included in or held by the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may adversely affect the market value of and return on the notes and may create conflicts of interest with you.
•	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS.
•	The sponsor and/or advisor, as applicable, of a Basket Component may adjust such Basket Component in a way that affects the value of such Basket Component, and these entities have no obligation to consider your interests.
•	The sponsors of the indices underlying the Underlying Funds may adjust such indices in a way that affects their levels, and have no obligation to consider your interests.
•	Increases in the values of one or more of the Basket Components may be offset by decreases in the values of one or more of the other Basket Components.
•	Because the Basket Components are unequally weighted, increases in the values of the lower-weighted Basket Components may be offset by even small decreases in the values of the more heavily weighted Basket Components.
•	You will have no rights of a holder of the shares of the Underlying Funds or the securities included in or held by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Underlying Funds or the securities included in or held by the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any Underlying Fund or any company included in or held by the Basket Components, and have not verified any disclosures made by any Underlying Fund or any such company.
•	There are liquidity and management risks associated with the Underlying Funds.
•	The performance of the Underlying Funds may not correlate with the performance of the securities held by the Underlying Funds as well as the net asset value per share of the Underlying Funds, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Funds and/or the securities held by the Underlying Funds may be adversely affected, sometimes materially.
•	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Funds. See “Description of the LIRNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY LIRN-1.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components.
•	The U.S. federal income tax consequences of an investment in the notes are unclear.
•	The notes are subject to risks relating to emerging markets.
•	The equity securities composing the KraneShares CSI China Internet ETF are concentrated in the internet sector.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$0.00	-100.00%
-50.00%	$5.00	-50.00%
-40.00%	$6.00	-40.00%
-30.00%	$7.00	-30.00%
-20.00%	$8.00	-20.00%
-10.00%	$9.00	-10.00%
-5.00%	$9.50	-5.00%
0.00%	$10.00	0.00%
5.00%	$10.75	7.50%
10.00%	$11.50	15.00%
20.00%	$13.00	30.00%
26.67%	$14.00(1)(2)	40.00%
30.00%	$14.00	40.00%
40.00%	$14.00	40.00%
50.00%	$14.00	40.00%
60.00%	$14.00	40.00%

(1)	This is the Threshold Value.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

BMO has filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents, and the other documents that BMO has filed with the SEC, for more complete information about BMO and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, BMO, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling toll-free 1-800-294-1322.